Exhibit 23.1

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

LiqTech International, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated March 30, 2020, with respect to the consolidated financial statements for LiqTech International, Inc., it its registration statements on Form S-3 (File no. 333-220496) and S-8 (File No. 333-193580) relating to the December 31, 2019 and 2018 consolidated financial statements, which is incorporated by reference.

Our report dated March 30, 2020 on internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, BS Plastic A/S because they were acquired by the LiqTech International, Inc. during 2019. We have also excluded BS Plastic A/S from our audit of internal control over financial reporting. BS Plastic A/S whose total assets and total revenues excluded from management’s assessment and our audit of internal control over financial reporting represent 9% and 3%, respectively, of the related consolidated financial statements as of and for the year ended December 31, 2019.

Our report dated March 30, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, express our opinion that LiqTech International, Inc. did not maintain effective control over financial reports as of December 31, 2019 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses related to the lack of qualified accounting personnel in place and fully trained at December 31, 2019, which led to the lack of design and maintenance of effective controls over segregation of duties with the accounting process and information systems; ineffective information technology general controls (ITGC’s) in the area of user access and program change-management over certain information technology systems that support the Company’s financial reporting processes; the lack of formal documentation of the design, and related execution of, certain transactional level controls related to disbursements, procurement, and inventory management and valuation, including the physical matching of key terms of supporting documents and the related review of such processes; and ineffective design and operation of process level controls over the existence and accuracy of revenue transactions, including that actual shipment routing, customer delivery, and client acceptance documentation were not consistently maintained in their financial systems

SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, Utah

March 30, 2020